Exhibit 99.2

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

Investors: Jack Lascar/Sheila Stuewe
Daft 1.2 jl/sgs 12/14/05 2:50 pm		DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
ALON USA APPOINTS NEW BOARD MEMBER
DALLAS, TX — December 19, 2005 — Alon USA Energy, Inc. (NYSE: ALJ) today announced the election of Mr. Shaul Gliksberg to the Company’s Board of Directors. Mr. Gliksberg replaces Mr. Avraham Meron, who stepped down in conjunction with his retirement as Senior Vice President of Finance for Africa Israel Investments, Ltd. and after serving since August 2000 on Alon USA’s Board of Directors.
     Mr. Gliksberg is the newly appointed Senior Vice President of Finance of Africa Israel Investments Ltd. Prior to joining Africa Israel Investments he was the Chief Financial Officer of Tnuva Food Industries Ltd., Israel’s largest food company. Currently, Mr. Gliksberg serves as a director of certain subsidiaries of Africa Israel Investments Ltd. and of Blue Square Israel, Ltd.
     “We would like to thank Avraham Meron for his years of leadership and service to our Board of Directors and we wish him well in his retirement,” stated David Wiessman, Chairman of the Board for Alon USA. “At the same time, we welcome Shaul Gliksberg. With his strong financial acumen and business background, we anticipate him contributing greatly to our Board.”
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and South Central regions of the United States. The Company owns and operates a sophisticated sour crude oil refinery in Big Spring, Texas, which has a crude oil throughput capacity of 70,000 barrels per day. Alon USA markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt in the State of Texas. The Company also operates convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operation and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
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